Exhibit 10.3
Laurent Mercier

21 October 2019

Dear Laurent,
As we progress on our journey towards becoming a true global leader in beauty, it is a great pleasure for us to welcome you to Coty in the Netherlands. We hope this offer marks a new step to a successful and rewarding career at Coty. Enjoy the beautiful journey!
This letter serves as a renewed offer of what you can expect in your employment in New Coty Management HQ that we plan to open by April 1st, 2020. More information will be provided in the coming months along with the progress made on the implementation of our organizational schemes.
Further to our recent discussions, we are pleased to confirm to you that we have been able to renew our offer, as made to you on 19 August 2019, with regard to your role of CFO EMEA effective 1 April 2020 with a designated Coty entity in the Netherlands (hereafter: "Coty"). The exact start date of your employment is subject to Coty successfully obtaining the relevant work permit to enable you to live and work in the Netherlands (if applicable).
Your primary work location will be the office of Coty in Amsterdam, but you may be required to travel or relocate in accordance with business needs. To facilitate your transition into this new role and your relocation to the Netherlands, Coty offers you relocation services consistent with the International Transfer Policy (Enclosure 1). Recognizing the need for flexibility, Coty alternatively offers you the possibility to commute between your home country and Amsterdam. For this purpose, Coty has set up a Commuter Policy (Enclosure 2), which contains uniform guidelines covering a number of aspects that are relevant when commuting.
Your annual gross base salary will be EUR 320,000 including 8% holiday allowance. In order for you to understand the (fiscal) impact, we have made a gross-net calculation on your annual remuneration (Enclosure 3).
You will be eligible to participate in Coty’s Annual Performance Plan (Enclosure 4), the Coty Equity & Long-Term Incentive Plan (Enclosure 5) and the Elite Program (Enclosure 6). Your awards and equity grants are subject to discretionary review and approval of Coty's Board of Directors.
In addition, you will be eligible to participate in the Loyalty Incentive Program. The amount of the incentive awarded to you is calculated as 75% of the annual base salary of your new position as detailed in your offer pack (Enclosure 7).
You will be eligible for vacation entitlement of 30 working days per complete year of work.
You will be required, as a condition of employment or continued employment, to agree upon and sign the attached template Restrictive Covenant Agreement (Enclosure 8), which sets forth a reciprocal notice period and obligations you may have with respect to confidentiality, non-competition and non-solicitation.
This letter, including the enclosed template employment agreement (Enclosure 9), the template Three-Party Transfer Agreement (Enclosure 10) and other enclosures, sets out the proposed principal terms of our job offer which are subject to a final and agreed employment agreement and Restrictive Covenant Agreement. Upon acceptance of the offer, we will provide you with an individualized employment agreement in due course. After that, we will set up your induction program. For your convenience, we have prepared an Employee Information Deck that contains information about all kinds of aspects of your relocation to the Netherlands (Enclosure 11 ).
We emphasize that, with accepting this offer, you understand and agree that the previous offer sent to you will lapse in its entirety and this offer letter supersedes the previous offer as of the date of your signature of this offer letter.
Everyone here at Coty is excited about you joining our team and we are looking forward receiving your acceptance of our offer by signature of this letter as indicated below by Monday, 28 October 2019.

Exhibit 10.3
We hope you share our excitement during this transformational time. We look forward to working together in building a true global leader in beauty.

Should you have any questions, please let us know.

With regards,
Alison Thorne
SVP HR Finance & IT

Accepted and agreed:

/s/ Laurent Mercier
Laurent Mercier
Date: 4 December 2019

Enclosure 1: International Transfer Policy
Enclosure 2: Commuter Policy
Enclosure 3: Gross-net calculation
Enclosure 4: Annual Performance Plan (brochure)
Enclosure 5: Equity & Long-Term Incentive Plan
Enclosure 6: Elite Program
Enclosure 7: Loyalty Incentive Program
Enclosure 8: Template Restrictive Covenant Agreement
Enclosure 9: Template Employment Agreement
Enclosure 10: Template Three-Party Transfer Agreement
Enclosure 11: Employee Information Deck